Filed Pursuant to Rule 433

Registration Nos. 333-205992

and 333-205992-02

*Final Pxing* $1.0BN Volkswagen Auto Loan Enhanced Trust 2018-2

Joint Leads: Citi (str.), SG, and WFS

Co-managers: Bank of America, Barclays, BNP Paribas, Mizuho, SMBC

Anticipated Capital Structure:

Cls	Amt($mm)	M/S**	WAL***	L.Fin	Bnch	Sprd	Yld	CPN	$PX
A-1	238.00	P-1/A-1+	0.27	11/20/19	IntL	+10	2.75762	2.75762	100.00000
A-2-A	275.00	Aaa/AAA	1.05	08/20/21	EDSF	+16	3.079	3.05	99.99027
A-2-B	50.00	Aaa/AAA	1.05	08/20/21	1mL	+16	1ml+16		100.00000
A-3	337.00	Aaa/AAA	2.32	04/20/23	iSwps	+23	3.274	3.25	99.99580
A-4	100.00	Aaa/AAA	3.39	02/20/25	iSwps	+30	3.361	3.33	99.97534

**Expected Ratings

***Assumes a 1.3% ABS prepayment speed and 10.0% clean up call

Deal Summary:

Ticker                 : VALET 2018-2

Deal Size     : $1bn

Registration    : Public / SEC-Registered

Expected Settle : 11/21/18

First Pay Date : 12/20/18

Dist. Date     : 20TH of the Month (or next business day)

ERISA Eligible : Yes

Expected Ratings: M/S

Minimum Denoms : $100K x $1K

B&D                 : Citi

CUSIPS:

A-1:    92869B AA0

A-2-A: 92869B AB8

A-2-B: 92869B AC6

A-3:    92869B AD4

A-4:    92869B AE2

-Available Information-

* Preliminary Prospectus, Ratings FWP, CDI file (attached)

* Intex Deal Name: xvaet1802    Password: BAKB

* Deal Roadshow:

Link: www.dealroadshow.com

Passcode: VALET18-2

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